Exhibit 10.3

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is made as of June 1, 2026 by and among (i) Titan Acquisition Corp, a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) OpenPayd Holdings Limited, a company limited by shares incorporated in England and Wales with company registration number 11565881 (the “Company”), (iii) Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company (the “Sponsor”), (iv) OpenPayd Global Holdings Limited, a Cayman Islands exempted company (“Pubco”) and (v) solely with respect to Section 3(i) and Section 6 hereof, Ozan Özerk (the “Key Company Shareholder”). The Purchaser, the Company, the Sponsor, Pubco and the Key Company Shareholder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement.

WHEREAS, on or about the date hereof, the Purchaser, Pubco, the Company, among others, have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), subject to the terms and conditions thereof, among other matters, upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”): (a) Purchaser will merge with and into Pubco (the “Merger”), as a result of which (i) the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and extinguished, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the Company Shares in exchange for the issuance to the Company Beneficial Owners of Pubco Ordinary Shares (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable Law.

WHEREAS, as of the date hereof, the Sponsor is the sole record holder and sole beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full voting power over the number of Purchaser Class B Ordinary Shares set forth on Schedule A (the “Subject Stock”) and the Purchaser Private Warrants set forth on Schedule A (the “Subject Warrants”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Business Combination Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by the Sponsor thereunder, and the expenses and efforts to be undertaken by the Purchaser and the Company to consummate the Transactions, the Purchaser, the Company, Pubco and the Sponsor desire to enter into this Agreement in order for the Sponsor to, among other things, (a) provide certain assurances to the Company and Pubco regarding the manner in which the Sponsor is bound hereunder to vote its Subject Stock and Subject Warrants, as applicable, during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Business Combination Agreement, the Share Acquisition, the Ancillary Documents, the Warrant Amendment, if applicable, and the Transactions and (b) subject to certain of the Subject Stock and the Pubco Ordinary Shares to be issued to the Sponsor in connection with the Merger to forfeiture and vesting as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Covenant to Vote in Favor of Transactions and Other Actions in Connection with the Transactions. The Sponsor agrees, with respect to all of the Subject Stock and the Subject Warrants, as applicable:

(a) during the Voting Period, at each meeting of the shareholders of the Purchaser (the “Purchaser Shareholders”) or any class or series thereof and each meeting of the holders of Purchaser Warrants (the “Purchaser Warrantholders”), as applicable, and in each written consent or resolutions of any of the Purchaser Shareholders or the Purchaser Warrantholders, as applicable, in which such the Sponsor is entitled to vote or consent as a shareholder of the Purchaser or holder of Purchaser Warrants, as applicable, the Sponsor hereby unconditionally and irrevocably agrees to be present for such meeting or otherwise be counted as present thereat for the purpose of establishing a quorum and vote (in person or by proxy), or consent to any action by written consent or resolution, in accordance with the applicable provisions of the Purchaser’s Organizational Documents, and with respect to, as applicable, the Subject Stock and the Subject Warrants, as applicable, in favor of, and adopt, the Business Combination Agreement and all other Shareholder Approval Matters and Warrantholder Approval Matters, as applicable, including the Transactions (and any actions required in furtherance thereof), and to vote the Subject Stock in opposition to any Acquisition Proposal or any other action or proposal involving the Purchaser that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled;

(b) to promptly execute and deliver all related documentation and take such other action in support of the Transactions as shall reasonably be requested by Pubco, the Company or the Purchaser in order to carry out the terms and provision of this Section 1;

(c) (i) that any proxies or agreements heretofore given in respect of the Subject Shares or the Subject Warrants, as applicable, are hereby revoked and (ii) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Subject Stock or Subject Warrant, as applicable, owned by the Sponsor or his/her/its Affiliates in a voting trust or subject any Subject Stock or Subject Warrant, as applicable, to any arrangement or agreement with respect to the voting of such Subject Stock or Subject Warrant, as applicable, unless specifically requested to do so by the Company and the Purchaser in connection with the Transactions;

(d) except as contemplated by the Transactions, not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any Subject Stock or Subject Warrant, as applicable, in connection with any vote or other action with respect to the Transactions, other than to recommend that the shareholders of the Purchaser and the Purchaser Warrantholders vote in favor of adoption of the Transactions and any other proposal the approval of which is a condition to the obligations of the parties under the Business Combination Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1 of this Agreement);

(e) the Sponsor hereby unconditionally and irrevocably waives any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Transactions; and

(f) the Sponsor hereby unconditionally and irrevocably waives any and all pre-emption rights, rights of first offer, rights of first refusal, rights of participation, tag-along rights and all other similar rights that the Sponsor may have in respect of the Business Combination and/or the Transactions contemplated under the Business Combination Agreement, whether such rights arise from the Purchaser’s Organizational Documents, any other agreement, contract and/or arrangement (whether written or unwritten), at law or otherwise.

2. Earnout Shares.

(a) Subject in all respects to the terms of that certain Sponsor Letter Agreement, dated April 8, 2025, by and among the Sponsor, the Purchaser and its directors and officers (the “Sponsor Letter Agreement”), conditioned upon the Closing, the Sponsor has agreed that (i) immediately prior to the Merger Effective Time, an aggregate of 50% of the Purchaser Class B Ordinary Shares held by the Sponsor (after reduction for any Purchaser Class B Ordinary Shares that represent the Transferred Shares (as defined below)), together with its direct and indirect investors and other investors (after reduction for the transfer of the Incentive Shares (as defined below)), will be made subject to vesting and forfeiture (the “Purchaser Earnout Shares”) in accordance with the following terms: (A) 50% of the Purchaser Earnout Shares will become fully vested if, at any time after such date through the date that is the fifth anniversary of such date (the “Purchaser Earnout Shares Vesting Term”), the Stock Price Level of the Purchaser Class A Ordinary Shares is greater than or equal to $11.50 per Purchaser Class A Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Purchaser Earnout Shares Vesting Term, and (B) the remaining 50% of the Purchaser Earnout Shares will become fully vested if, at any time during the Purchaser Earnout Shares Vesting Term, the Stock Price Level of the Purchaser Class A Ordinary Shares is greater than or equal to $13.00 per Purchaser Class A Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Purchaser Earnout Shares Vesting Term, and (ii) an aggregate of 50% of the Pubco Ordinary Shares received in the Merger by Sponsor (after reduction for the transfer of the Transferred Shares), together with its direct and indirect investors and other investors, will be subject to the same forfeiture conditions as the Purchaser Earnout Shares (the “Earnout Shares”) in accordance with the following terms: (A) 50% of the Earnout Shares will become fully vested if, at any time from the Merger Closing Date through the date that is the fifth anniversary of the Merger Closing Date (the “Vesting Term”), the Stock Price Level of the Pubco Ordinary Shares is greater than or equal to $11.50 per Pubco Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Vesting Term, and (B) the remaining 50% of the Earnout Shares will become fully vested if, at any time during the Vesting Term, the Stock Price Level of the Pubco Ordinary Shares is greater than or equal to $13.00 per Pubco Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Vesting Term; provided, however, that in the event of (1) a merger, amalgamation, arrangement, consolidation or other business combination involving Pubco, (2) a sale of all or substantially all of the assets of Pubco, or (3) any other transaction or series of related transactions as a result of which the holders of Pubco Ordinary Shares immediately prior to such transaction cease to own at least a majority of the outstanding Pubco Ordinary Shares of Pubco or its successor entity, in any case, during the Vesting Term, then, immediately prior to the consummation of such transaction, any and all Earnout Shares shall become fully vested and shall no longer be subject to forfeiture.

(b) Notwithstanding the provisions set forth in Section 2(a) above, the Sponsor, or any transferee pursuant to a Permitted Transfer, as applicable, may Transfer any or all of the Purchaser Earnout Shares or Earnout Shares during the Purchaser Earnout Shares Vesting Term or Vesting Term, respectively, in accordance with the Sponsor Letter Agreement. For the avoidance of doubt, the terms of this Agreement during the Purchaser Earnout Shares Vesting Term and Vesting Term (as applicable) shall continue to apply to the Purchaser Earnout Shares and the Earnout Shares following their transfer to a transferee pursuant to a Permitted Transfer.

(c) If (i) on or prior to the expiration of the Purchaser Earnout Shares Vesting Term, the Purchaser Earnout Shares shall not have vested, any of the Purchaser Earnout Shares remaining shall be automatically forfeited to Purchaser for cancellation for no consideration, and shall automatically cease to represent any interest in Purchaser as of such date or (ii) on or prior to the expiration of the Vesting Term, the Earnout Shares shall not have vested, any of the Earnout Shares remaining shall be automatically forfeited to Pubco for cancellation for no consideration, and shall automatically cease to represent any interest in Pubco as of such date.

3. Other Covenants.

(a) No Transfers. The Sponsor agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without the Company’s prior written consent: (i) offer for sale, sell (including short sales), transfer (including by operation of law), tender, lien, pledge, encumber, assign, dispose of (including by gift) any Subject Stock or Subject Warrants or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Business Combination Agreement (collectively, a “Transfer”); (ii) enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Stock or the Subject Warrants; (iii) grant any proxies or powers of attorney with respect to any or all of the Subject Stock or the Subject Warrants; (iv) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the Purchaser’s Organizational Documents, as in effect on the date hereof) with respect to any or all of the Subject Stock or the Subject Warrants; or (v) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting the Sponsor’s ability to perform its obligations under this Agreement; provided, however, that the foregoing restrictions shall not apply to any Transfer (a “Permitted Transfer”): (A) to any Affiliate of the Sponsor, including to any member, partner, shareholder, or other equity holder of the Sponsor, or to any family member or trust for the benefit of the Sponsor or the Sponsor’s family members; (B) by will or intestate succession upon the death of the Sponsor; (C) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; or (D) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee executes this Agreement or a joinder, in form and substance reasonably satisfactory to the Company, agreeing to become a party to this Agreement and to assume all of the obligations of the Sponsor under, and be bound by all of the terms of, this Agreement. The Sponsor hereby agrees that it shall not permit any Transfer of the Subject Stock or the Subject Warrants in violation of this Agreement. The Sponsor agrees with, and covenants to, the Company that the Sponsor shall not request that the Purchaser register the Transfer (book-entry or otherwise) of any certificate or uncertificated share representing any Subject Stock or any certificate or uncertificated warrant representing any Subject Warrants during the term of this Agreement without the prior written consent of the Company, and the Purchaser hereby agrees that it shall not effect any such Transfer.

(b) No Redemption of Shares. The Sponsor agrees not to redeem, and to otherwise abstain from exercising any redemption rights with respect to, the Subject Shares held by the Sponsor in connection with the consummation of the Transaction or otherwise.

(c) Changes to Subject Stock. In the event of an equity distribution, or any change in the equity interests of the Purchaser by reason of any equity distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Subject Stock” shall be deemed to refer to and include the Subject Stock as well as all such equity distributions and any securities into which or for which any or all of the Subject Stock may be changed or exchanged or which are received in such transaction. The Sponsor agrees during the Voting Period to notify the Purchaser and the Company promptly in writing of the number and type of any changes to the Sponsor’s ownership of or voting rights with respect to the Subject Stock or the Subject Warrants, upon the Sponsor’s acquisition or commitment to acquire any additional Subject Stock or Subject Warrants or upon any other changes involving the Sponsor relating to the equity interests or securities convertible or exercisable for equity interests of the Purchaser.

(d) Compliance with Business Combination Agreement. The Sponsor agrees during the Voting Period not to take or agree or commit to take any action that would make any representation or warranty of the Sponsor contained in this Agreement inaccurate in any material respect. The Sponsor further agrees that it shall use reasonable best efforts to cooperate with the Purchaser and the Company to effect the Transactions and the provisions of this Agreement.

(e) Registration Statement. During the Voting Period, the Sponsor agrees to provide to Pubco, the Purchaser, the Company and their respective Representatives any information regarding the Sponsor, the Subject Stock or the Subject Warrants that is reasonably requested by Pubco, the Purchaser, Company or their respective Representatives for inclusion in the Registration Statement.

(f) Publicity. The Sponsor shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company. The Sponsor hereby authorizes the Company and the Purchaser to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), the Sponsor’s identity and ownership of the Subject Stock and the nature of the Sponsor’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Ancillary Documents.

(g) Transaction Expenses. The Sponsor hereby agrees that prior to the Merger Effective Time, the Sponsor shall reimburse Purchaser for any and all costs and expenses incurred by Purchaser or the Sponsor in connection with any prior contemplated business combinations (including any termination or other similar fees payable in respect thereof).

(h) Incentive Shares. If necessary to mitigate against redemptions or to incentivize investors to participate in the PIPE Investment, the Sponsor and the Company agree to discuss in good faith the terms and conditions pursuant to which the Sponsor will transfer an agreed upon number of Purchaser Class B Ordinary Shares and/or Purchaser Private Warrants held by the Sponsor to (i) those Purchaser Shareholders who execute non-redemption agreements in connection with the Transactions and/or (ii) those investors who execute Subscription Agreements and consummate the PIPE Investment (such transferred Purchaser Class B Ordinary Shares, the “Incentive Shares”).

(i) Share Transfer and Warrant Transfer. The Key Company Shareholder hereby agrees to execute and deliver a deed of termination of the Company Shareholders’ Agreement at the Share Acquisition Closing, and the Sponsor hereby agrees that in exchange for the Key Company Shareholder’s execution and delivery thereof, after the Effective Time and concurrently with the consummation of the Share Acquisition, to transfer to the Key Company Shareholder an aggregate of (i) 1,035,000 Pubco Ordinary Shares received in the Merger by the Sponsor (such Pubco Ordinary Shares, the “Transferred Shares”), which such Transferred Shares shall not be subject to the vesting and forfeiture conditions as the Purchaser Earnout Shares or the Earnout Shares, and (ii) 1,216,508 Pubco Private Warrants held by the Sponsor (such Pubco Private Warrants, the “Transferred Warrants”).

4. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to the Purchaser, Pubco and the Company as follows:

(a) Binding Agreement. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by the Sponsor has been duly authorized by all necessary limited liability action on the part of the Sponsor. This Agreement, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Sponsor understands and acknowledges that each of the Company and Pubco is entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by the Sponsor.

(b) Ownership of Subject Stock and Subject Warrants. As of the date hereof, the Sponsor has beneficial ownership over the Subject Stock or the Subject Warrants, as applicable, set forth on its signature page hereto, is the lawful owner of such Subject Stock or Subject Warrants, as applicable, has the sole power to vote or cause to be voted such Subject Stock and Subject Warrants, as applicable, (to the extent the Subject Stock and Subject Warrants have associated voting rights), and has good and valid title to such Subject Stock or Subject Warrants, as applicable, free and clear of any and all Liens of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Purchaser’s Organizational Documents, as in effect on the date hereof. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by the Sponsor pursuant to arrangements made by the Sponsor. Except for the Subject Stock of the Purchaser and the Subject Warrants, as of the date of this Agreement, the Sponsor is not a beneficial owner or record holder of any: (i) equity securities of the Purchaser, (ii) securities of the Purchaser having the right to vote on any matters on which the holders of equity securities of the Purchaser may vote or which are convertible into or exchangeable for, at any time, equity securities of the Purchaser or (iii) options, warrants or other rights to acquire from the Purchaser any equity securities or securities convertible into or exchangeable for equity securities of the Purchaser.

(c) No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Sponsor, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by the Sponsor, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of the Sponsor, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which the Sponsor is a party or by which the Sponsor or any of the Subject Stock, the Subject Warrants or its other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair the Sponsor’s ability to perform its obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. The Sponsor hereby covenants and agrees that, except for this Agreement, the Sponsor (i) has not entered into, nor will it enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Subject Stock or Subject Warrants, (ii) has not granted, nor will it grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Subject Stock or the Subject Warrants, as applicable, and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of the Sponsor contained herein untrue or incorrect in any material respect or have the effect of preventing the Sponsor from performing any of its material obligations under this Agreement.

5. Waiver and Release of Claims. The Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in Section 5(d)), the Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that the Company, shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge Pubco, the Purchaser, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”). For the avoidance of doubt, this release does not extend to any fraud, willful misconduct, or criminal acts, or to any claims arising under federal or state securities laws.

(b) The Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to Claims described in Section 5(a), and that it may hereafter come to have a different understanding of the law that may apply to such Claims, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release the Claims specifically described in Section 5(a). In furtherance of this intention, the Sponsor acknowledges that the releases contained in Section 5(a) shall be and remain in effect as releases with respect to the Claims described therein notwithstanding the discovery or existence of any such additional facts or different understandings of law.

(c) The Sponsor understands that the Sponsor has the right not to release existing Claims of which the Sponsor is not aware, unless the Sponsor voluntarily chooses to waive this right with respect to the specific, narrow category of Claims described in Section 5(a). Having been so apprised, and solely with respect to the Claims described in Section 5(a), the Sponsor elects to assume the risks for such Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, in each case, effective as of the Closing. The Sponsor acknowledges and agrees that the foregoing waiver is a material term of the release provided pursuant to this Section 5 and that, without such waiver with respect to the Claims described in Section 5(a), the Purchaser, Pubco and the Company would not have agreed to the terms of this Agreement.

(d) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of the Business Combination Agreement, this Agreement, any of the Ancillary Documents, or any other document, certificate or Contract executed or delivered in connection with the Business Combination Agreement, as each such agreement or instrument may be amended in accordance with its terms and the terms set forth in (A) the Business Combination Agreement or (B) this Agreement or the other Ancillary Agreements (if and to the extent applicable); (ii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any organizational document of the Company or any indemnity or similar agreements by the Company with contemplated by Section 8.20 of the Business Combination Agreement; (iii) any Claims for compensation, reimbursement of expenses or benefits payable to the Sponsor in his, her or its capacity as an officer, director, employee, consultant or contractor of the Company or any of its Subsidiaries; or (iv) any Claims for obligations pursuant to, or other rights set forth in, any employment or similar agreement between the Sponsor, on the one hand, and the Company or any Subsidiary of the Company, on the other hand, together with any other agreements, documents, instruments or certificates contemplated by the foregoing, as well as any other employment related rights that the Sponsor has by Contract or pursuant to applicable Law.

6. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of the Purchaser, the Company, Pubco, the Key Company Shareholder or the Sponsor shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of the Purchaser and the Company, (ii) the Merger Effective Time (following the performance of the obligations of the Parties hereunder required to be performed at or prior to the Merger Effective Time), and (iii) the date of termination of the Business Combination Agreement in accordance with its terms. The termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party or relieve such party from Liability for such Party’s breach of any terms of this Agreement; provided, however, that if this Agreement is terminated pursuant to clause (ii) above, the provisions of Section 2 shall remain in full force and effect until the earlier of (A) the occurrence of the end of the Vesting Term or (B) the occurrence of one of the events described in Section 2(a)(1)-(3) above. Notwithstanding anything to the contrary herein, the provisions of this Section 6 shall survive the termination of this Agreement

(b) Binding Effect; Assignment. Subject to Section 6(c), this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco, the Key Company Shareholder and the Company (and after the Share Acquisition Closing, the Purchaser Representative and the Company Shareholders Representative), and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(d) Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Laws that would otherwise require the application of Law of any other State. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 1(f) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6(d).

(e) Interpretation. The Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) references to the singular shall include the plural and vice versa and references to one gender include any other gender; (ii) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality; (iii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iv) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; and (viii) the word “day” means calendar day unless Business Day is expressly specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, internationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser, to: Titan Acquisition Corp. 131 Concord Street Brooklyn, NY 11201 Attn: Adeel Rouf Email: adeel@titan-spac.com	with a copy (which will not constitute notice) to: Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, TX 77002 Attn: Michael J. Blankenship Email: mblankenship@winston.com
If to the Company, to: OpenPayd Holdings Limited The Bower 207-211 Old Street London, England, EC1V 9NR Attn: Iana Dimitrova Email: iana.dimitrova@openpayd.com with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

If to the Sponsor, to: Titan Acquisition Sponsor Holdco LLC 131 Concord Street Brooklyn, NY 11201 Attn: Adeel Rouf Email: adeel@titan-spac.com	with a copy (which will not constitute notice) to: Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, TX 77002 Attn: Michael J. Blankenship Email: mblankenship@winston.com
If to Pubco: OpenPayd Global Holdings Limited c/o Maples Corporate Services Limited PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands Attn: Ozan Özerk Email: ozan.ozerk@openpayd.com with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com; michael.walraven@aoshearman.com

If to the Key Company Shareholder: The Bower 207-211 Old Street London, England, EC1V 9NR Attn: Ozan Özerk Email: ozan.ozerk@openpayd.com with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com; michael.walraven@aoshearman.com

(g) Amendments and Waivers. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, Pubco, the Key Company Shareholder and the Sponsor. Subject to the following sentence, each of Purchaser, Pubco, the Key Company Shareholder, the Company and the Sponsor may seek to (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Share Acquisition Closing shall also require the prior written consent of the Purchaser Representative and the Company Shareholders Representative.

(h) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(i) Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(j) Expenses. Unless otherwise provided for in the Business Combination Agreement or this Agreement, all Expenses incurred in connection with entering into this Agreement shall be paid by the Party incurring such expenses.

(k) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Sponsor, the Company, Pubco, the Key Company Shareholder and the Purchaser, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the Parties or among any other Purchaser Shareholders entering into voting agreements with the Company or the Purchaser. The Sponsor is not affiliated with any other holder of Subject Stock or Subject Warrants, as applicable, entering into a voting or support agreement with the Company or the Purchaser in connection with the Transactions and the Sponsor has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or the Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Stock or Subject Warrants, as applicable.

(l) Further Assurances. From time to time, at another Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(m) Entire Agreement. This Agreement (together with the Business Combination Agreement to the extent referred to herein) and the other Ancillary Documents together set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or the other Ancillary Documents, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each Party confirms that it has not entered into this Agreement or any other Ancillary Document on the basis of any representation, warranty, undertaking or other statement whatsoever by another Party which is not expressly incorporated into this Agreement or the relevant Ancillary Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any other Ancillary Document other than pursuant to this Agreement or the relevant Ancillary Document; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any other Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser or any of the obligations of the Sponsor under any other agreement between the Sponsor and the Purchaser or any certificate or instrument executed by the Sponsor in favor of the Purchaser, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or any of the obligations of the Sponsor under this Agreement

(n) Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Sponsor Support Agreement as of the date first written above.

The Purchaser:

TITAN ACQUISITION CORP.

By:	/s/ Frank Mastrangelo
Name:	Frank Mastrangelo
Title:	Chief Executive Officer

The Sponsor:

TITAN ACQUISITION SPONSOR HOLDCO LLC

By:	/s/ Frank Mastrangelo
Name:	Frank Mastrangelo
Title:	Managing Member

[Signature Page to Sponsor Support Agreement]

The Company:

OPENPAYD HOLDINGS LIMITED

By:	/s/ Iana Dimitrova
Name:	Iana Dimitrova
Title:	Director

By:	/s/ David Bull
Name:	David Bull
Title:	Director

[Signature Page to Sponsor Support Agreement]

Pubco:

OPENPAYD GLOBAL HOLDINGS LIMITED

By:	/s/ Ozan Özerk
Name:	Ozan Özerk
Title:	Director

[Signature Page to Sponsor Support Agreement]

KEY COMPANY SHAREHOLDER (solely with respect to Section 3(i) and Section 6)

By:	/s/ Ozan Özerk
Name:	Ozan Özerk

[Signature Page to Sponsor Support Agreement]

Schedule A

Sponsor	Address	Purchaser Class B Ordinary Shares	Purchaser Private Warrants
Titan Acquisition Sponsor Holdco LLC	131 Concord Street, Brooklyn, NY 11201	6,900,000	5,710,056

Sch. A-1